UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 1, 2018

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
NeoGenomics, Inc. (the “Company”) today announced that Ms. Stephanie Bywater, age 47, has been appointed Chief Compliance Officer to serve effective May 1, 2018.  Ms. Bywater replaces Steven Jones in this position. Mr. Jones has served as an Officer and Director of the Company for 15 years and will continue to serve as Executive Vice President and as a member of our Board of Directors, but consistent with the Company’s amended agreement with Mr. Jones, dated November 4, 2016, he has reduced his time commitment to the Company to 30% of his working time and attention, effective May 1, 2018.
Ms. Bywater has served the Company since May 2017 as the Compliance Officer.  Prior to joining the Company, Ms. Bywater was the Global Compliance Operations & Americas Compliance Officer at Varian Medical Systems Inc., a radiation oncology medical device company. In this role, she was responsible for developing strategy for and overseeing global compliance operations and served as the compliance officer for one of three global regions, with a focus on international anti-corruption and anti-competition laws from 2015 to 2017. Prior to Varian, Ms. Bywater was the Compliance and Privacy Officer for Myriad Genetic Laboratories, where she implemented and provided oversight for programs supporting Anti-kickback Statute, Stark Law, billing and reimbursement, FDA, research, and global data privacy and protection requirements from 2010 to 2015. In addition to her private sector experience, since 2016, Ms. Bywater has served on the Advisory Board for the Center for Genomic Interpretation, a non-profit organization, where she consults and advises on compliance related matters. Ms. Bywater has a Bachelor of Science degree in Healthcare Administration from Northern Illinois University and is a Certified Healthcare Professional (CHP), Certified in Healthcare Privacy (CHP), and a Certified Internal Auditor (CIA).
The Company and Ms. Bywater entered into a letter of employment in May 2017, which provided that Ms. Bywater's salary would be $200,000 per year, which was subsequently increased to $207,000. Ms. Bywater is also eligible to receive a performance based bonus which was targeted at 20% of her base salary and subsequently increased to 25% of her base salary upon completion of specific metrics for such fiscal year. In the event that Ms. Bywater's performance exceeds the thresholds for the target bonus, she may be eligible to receive up to 150% of the target bonus. Ms. Bywater is entitled to participate in all medical and other benefits that the Company has established for its employees and is eligible for up to 4 weeks of paid time off per year.
Upon hire, Ms. Bywater was granted an option to purchase up to 50,000 shares of the Company’s common stock. Subsequently, Ms. Bywater was granted an additional option to purchase up to 24,000 shares of the Company’s common stock. Both option grants have an exercise price equal to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to the grant date. The option grants each have five year terms, subject to continued employment, and will vest ratably over the first three anniversary dates of the grant date.
Ms. Bywater does not have any family relationships with any of the Company’s other officers or directors.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Not Applicable

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Sharon A. Virag
Sharon A. Virag
Chief Financial Officer
May 7, 2018